Exhibit 99.1

Hillenbrand Reports Second Quarter Earnings with Continued Margin Improvement Despite Market Headwinds

•	Revenue of $387 million, down 4% as demand in the industrial equipment and funeral services markets remained low

•	EPS of $0.41, down 15%; adjusted EPS of $0.49 in line with prior year supported by improved gross margins in the Process Equipment Group and Batesville

•	Year-to-date Operating Cash Flow of $87 million, up $77 million over prior year with improved working capital performance

•	Fiscal 2016 guidance unchanged; expected to be at the lower end of range for revenue and EPS

BATESVILLE, Ind., May 3, 2016 -- /PRNewswire/ -- Hillenbrand, Inc. (NYSE: HI) reported results today for the second quarter of fiscal 2016 that ended March 31, 2016.

Revenue of $387 million was 4% lower than the prior year, including 1% attributable to FX pressure. Organic revenue of $374 million was 8% lower than the prior year. Compared to the prior year, net income decreased 15% to $26 million, or $0.41 per share, while adjusted net income was down 1% to $31 million, or $0.49 per share. Adjusted EBITDA increased 4% to $68 million, and adjusted EBITDA margin improved 130 basis points to 17.5%. Operating cash flow of $87 million year-to-date was $77 million higher than the prior year, driven by improved working capital performance in the Process Equipment Group and the non-recurring payment of a litigation settlement in the prior year.

Process Equipment Group
Process Equipment Group revenue of $236 million was down 2%, but in line with prior year on a constant currency basis. The business continued to experience weak end markets and lower demand for equipment. In addition, several projects in the pipeline have been pushed out, and parts and service sales, although higher than the prior year, have also been affected by lower demand. Despite the challenging market environment, overall order volume was in line with the first quarter and increased 16% organically over the prior year. Backlog grew 4% sequentially and finished the quarter at $525 million, an increase of 1% over the second quarter of the prior year, or 2% lower excluding the impact of currency.

As a result of continued utilization of the Hillenbrand Operating Model in pursuit of profitable growth, adjusted EBITDA margin of 14.8% in the quarter was 40 basis points higher than the prior year, driven by the addition of Abel and Red Valve, improvements to the mix of parts and equipment sales, as well as ongoing process improvements.

Batesville
Batesville revenue was $151 million, a decrease of 8% compared to prior year. Volume in the North American burial market decreased, partly as a result of a lower mortality rate associated with a subdued flu season. Additionally, Batesville continues to face the pressure of a secular decline in the burial market based on the increasing rate at which families opt for cremation.

Despite lower volume, the Hillenbrand Operating Model continues to enhance profitability. Batesville improved adjusted EBITDA margin 150 basis points to 28.4% on the strength of supply chain productivity improvements, lower commodities prices, and ongoing efforts to aggressively manage costs.

“End markets for the Process Equipment Group and Batesville continue to be challenged,” said Joe Raver, President and CEO of Hillenbrand. “While we do not anticipate meaningful improvement in market conditions this fiscal year, we continue to take proactive measures to protect our profitability and prepare the business to respond to our customers’ needs as demand returns. Our results continue to demonstrate our focus on what we can control, evidenced by the margin improvement in both segments in the face of continued market headwinds.”

Other Noteworthy Developments
Last quarter, Hillenbrand announced expanded restructuring actions to reduce costs and better position the business to compete effectively and respond to shifting demand. Those actions continue to progress, and the business is on track to achieve the targeted savings of approximately $10 million on an annualized basis, including an estimated benefit of $4 million expected in fiscal 2016.

During the quarter, Hillenbrand closed its acquisition of Red Valve within the Process Equipment Group segment. In combination with ABEL, Hillenbrand’s flow control business contributed $13 million of revenue in the second quarter, which is in line with our expectations. Integration activities are also progressing well as we apply the Hillenbrand Operating Model to improve profitability and drive synergies. These results help advance Hillenbrand’s platform strategy to become a leader in highly engineered and differentiated products that safely move, measure, and manage high-value fluids.

Guidance
For fiscal 2016, Hillenbrand keeps its previous guidance unchanged; however, given current market conditions, we expect to be at the lower end of the range for revenue and EPS.

•	Adjusted EPS in the range of $2.05 to $2.15

•	Organic constant currency revenue growth in the range of down 2% to flat

•	Total constant currency revenue growth in the range of 2% to 4%

Conference Call Information
Date/Time:             8:00 a.m. EST, Wednesday, May 4, 2016
Dial-In for U.S. and Canada:     1-877-201-0168
Dial-In for International:     +1-647-788-4901
Conference call ID number:     95916795
Webcast link:             http://ir.hillenbrand.com (archived through Friday, May 20, 2016)

Replay - Conference Call
Date/Time:            Available until midnight EST, Wednesday, May 18, 2016
Dial-In for U.S. and Canada:    1-855-859-2056
Dial-In for International:    +1-404-537-3406
Conference call ID number:     95916795

Hillenbrand’s financial statements on Form 10-Q are expected to be filed jointly with this release and will be available on the Company’s website (www.Hillenbrand.com).

In addition to the financial measures prepared in accordance with accounting principles generally accepted in the U.S. (GAAP), this earnings release also contains non-GAAP operating performance measures. These non-GAAP measures are referred to as “adjusted” and exclude expenses associated with backlog amortization, inventory step-up, business acquisition and integration, restructuring, and litigation. The related income tax for all of these items is also excluded. This non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Hillenbrand uses this non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform trend analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. Finally, Hillenbrand believes this information provides a higher degree of transparency.

An important non-GAAP measure Hillenbrand uses is adjusted earnings before interest, income tax, depreciation, and amortization (“adjusted EBITDA”). As previously discussed, a part of Hillenbrand’s strategy is to selectively acquire companies that we believe can benefit from the Hillenbrand Operating Model to spur faster and more profitable growth. Given that strategy, it is a natural consequence to incur related expenses, such as amortization from acquired intangible assets and additional interest expense from debt-funded acquisitions. Accordingly, we use adjusted EBITDA, among other measures, to monitor business performance.

Another important non-GAAP operational measure used is backlog.  Backlog is not a term recognized under GAAP; however, it is a common measurement used in industries with extended lead times for order fulfillment (long-term contracts), like those in which our Process Equipment Group competes.  Order backlog represents the amount of consolidated revenue that we expect to realize on contracts awarded related to the Process Equipment Group.  For purposes of calculating backlog, 100% of estimated revenue attributable to consolidated subsidiaries is included.  Backlog includes expected revenue from large systems, equipment, replacement parts, components, and service.  The length of time that projects remain in backlog can span from days for replacement parts or service to approximately 18 months or longer for larger system sales.  Backlog includes expected revenue from the remaining portion of firm orders not yet completed, as well as revenue from change orders to the extent that they are reasonably expected to be realized.   We include in backlog the full contract award, including awards subject to further customer approvals, which we expect to result in revenue in future periods.  In accordance with industry practice, our contracts may include provisions for cancellation, termination or suspension at the discretion of the customer.

Hillenbrand expects that future revenue associated with the Process Equipment Group will be influenced by backlog because of the lead time involved in fulfilling engineered-to-order equipment for customers. Although backlog can be an indicator of future revenue, it does not include projects and parts orders that are booked and shipped within the same quarter. The timing of order placement, size, extent of customization, and customer delivery dates can create fluctuations in backlog and revenue. Revenue attributable to backlog may also be affected by foreign exchange fluctuations for orders denominated in currencies other than U.S. dollars.

Hillenbrand analyzes net revenue on a constant currency basis, which is a non-GAAP measure, in order to better measure the comparability of results between periods. Hillenbrand calculates constant currency by translating current year results at prior year foreign exchange rates. This information is provided because exchange rates can distort the underlying change in sales, either positively or negatively.

See below for a reconciliation from GAAP operating performance measures to the most directly comparable non-GAAP (adjusted) performance measures. There is no GAAP financial measure comparable to backlog; therefore, a quantitative reconciliation of backlog is not provided.

Hillenbrand (www.Hillenbrand.com) is a global diversified industrial company that makes and sells premium business-to-business products and services for a wide variety of industries. We strive to provide superior return for our shareholders, exceptional value for our customers, and great professional opportunities for our people.

Hillenbrand, Inc.
Consolidated Statements of Income (Unaudited)
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Net revenue	$387.0	$404.6	$738.7	$806.1
Cost of goods sold	244.3	256.0	467.8	519.1
Gross profit	142.7	148.6	270.9	287.0
Operating expenses	87.3	84.4	169.4	167.9
Amortization expense	8.6	7.3	18.4	15.0
Interest expense	6.4	6.4	12.3	12.1
Other (expense) income, net	(0.9)	(5.0)	(1.6)	(5.0)
Income before income taxes	39.5	45.5	69.2	87.0
Income tax expense	12.3	14.3	21.0	26.1
Consolidated net income	27.2	31.2	48.2	60.9
Less: Net income attributable to noncontrolling interests	1.1	0.5	2.1	0.7
Net income(1)	$26.1	$30.7	$46.1	$60.2

Net income(1) — per share of common stock:
Basic earnings per share	$0.41	$0.49	$0.73	$0.95
Diluted earnings per share	$0.41	$0.48	$0.72	$0.94
Weighted average shares outstanding (basic)	63.3	63.3	63.3	63.2
Weighted average shares outstanding (diluted)	63.8	63.9	63.8	63.8

Cash dividends per share	$0.2025	$0.2000	$0.4050	$0.4000

(1) Net income attributable to Hillenbrand

See Condensed Notes to Consolidated Financial Statements

Condensed Consolidated Statements of Cash Flow
(in millions)

	Six Months Ended March 31,
	2016	2015
Net cash provided by operating activities	$87.2	$10.2
Net cash used in investing activities	(245.2)	(12.5)
Net cash provided by (used in) financing activities	154.5	(12.3)
Effect of exchange rate changes on cash and cash equivalents	(1.6)	(0.4)
Net cash flows	(5.1)	(15.0)

Cash and cash equivalents:
At beginning of period	48.3	58.0
At end of period	$43.2	$43.0

Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Net Income(1)	$26.1	$30.7	$46.1	$60.2
Restructuring and restructuring related	4.0	0.7	7.4	2.6
Business acquisition and integration	1.1	(0.1)	2.8	0.2
Litigation	—	—	—	0.5
Inventory step-up	1.1	—	2.5	—
Backlog amortization	1.4	—	4.6	—
Tax effect of adjustments	(2.7)	(0.2)	(6.0)	(1.0)
Adjusted Net Income(1)	$31.0	$31.1	$57.4	$62.5

Diluted EPS	$0.41	$0.48	$0.72	$0.94
Restructuring and restructuring related	0.06	0.01	0.12	0.04
Business acquisition and integration	0.02	—	0.04	0.01
Litigation	—	—	—	0.01
Inventory step-up	0.02	—	0.04	—
Backlog amortization	0.02	—	0.07	—
Tax effect of adjustments	(0.04)	—	(0.09)	(0.02)
Adjusted Diluted EPS	$0.49	$0.49	$0.90	$0.98

[1] Net income attributable to Hillenbrand

	Three Months Ended March 31,		Six Months Ended March 31,
	2016	2015	2016	2015
Adjusted EBITDA:
Process Equipment Group	$35.0	$34.6	$67.9	$72.7
Batesville	43.0	44.0	74.9	76.6
Corporate	(10.2)	(13.1)	(17.2)	(20.4)
Less:
Interest income	(0.2)	(0.4)	(0.5)	(0.7)
Interest expense	6.4	6.4	12.3	12.1
Income tax expense	12.3	14.3	21.0	26.1
Depreciation and amortization	15.9	13.4	31.9	28.4
Business acquisition and integration	1.1	(0.1)	2.8	0.2
Inventory step-up	1.1	—	2.5	—
Restructuring and restructuring related	4.0	0.7	7.4	1.4
Litigation	—	—	—	0.5
Consolidated net income	$27.2	$31.2	$48.2	$60.9

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate that we are making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should
This is not an exhaustive list. Our intent is to provide examples of how readers might identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here is the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, or any companies we may acquire; risks that an acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of an acquisition, including potential synergies and cost savings or the failure of an acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the death care industry; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2015, filed with the Securities and Exchange Commission on November 18, 2015. The company assumes no obligation to update or revise any forward-looking information.

CONTACT
Chris Gordon, Director, Investor Relations
Phone: 812-931-5001
Email: chris.gordon@hillenbrand.com